POWER OF ATTORNEY


The undersigned hereby authorizes Joseph Polizzotto, Jeffrey A. Welikson and Thomas A. Russo (or any one acting alone) to prepare, execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto and provide copies thereof to exchanges and other persons required to receive the same.

Dated as of April 2, 2004

/s/ Marsha Johnson Evans